Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #11-12
CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER 2011 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $149.7 million were up 34 percent compared to the prior year

•	Net income of $29.9 million, or $1.29 per diluted share for the quarter

•	Quarterly dividend was raised for the 11th consecutive year
HOUSTON (July 28, 2011) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $29.9 million, or $1.29 per diluted share, on revenues of $149.7 million for the quarter ended June 30, 2011.
President and CEO Gary Kolstad commented, “We are pleased with the financial and operational results for the second quarter. Demand for our proppant remains robust across the major resource plays in North America, including the Haynesville, Eagle Ford, Colony Wash, Permian and the Bakken. The Company’s solid quarterly performance demonstrates that our marketing strategy, based on highlighting the benefits of Economic Conductivity®, resonates with our clients and continues to have a positive impact on increased well production and enhanced recovery. We remain committed to increasing proppant capacity to satisfy client demands for our high quality, high conductivity proppant. Additionally, we are pleased with Falcon TechnologiesTM second quarter performance. Operators continue to respond well to Falcon’s innovative, value-added products and services which reduce environmental risk.”
“We continue to execute on our growth strategy and believe the recent Board of Directors’ approval to increase the dividend by 20% is a testament to the Board’s confidence in our long-term cash flow outlook,” Mr. Kolstad said.
Second Quarter Results
Revenues for the second quarter of 2011 increased 34 percent, or $38.1 million, when compared to the second quarter of 2010. North American (excluding Mexico) proppant sales volume increased 26 percent while international proppant sales volume increased 10 percent, compared to the same period last year.
Operating profit for the second quarter of 2011 increased 61 percent, or $17.5 million, compared to the second quarter of 2010. This increase is due to higher sales volume, an increase in the average proppant selling price and a higher contribution from other business units, partially offset by an increase in freight, selling, general and administrative expenses.
Net income for the second quarter of 2011 increased 60 percent, or $11.2 million, compared to the second quarter of 2010.

Proppant Sales Volumes	Three Months Ended	Three Months Ended
(in millions lbs)	June 30, 2011	June 30, 2010
Ceramic Volumes	364	297
Other Proppant Volumes*	23	17

Total	387	314

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

CARBO Ceramics 2011 Second Quarter Earnings Release
July 28, 2011

Technology and Business Highlights
•	CARBO’s ceramic proppant capacity expansion at Toomsboro Line 4 is tracking ahead of schedule, and completion is now expected near the beginning of the fourth quarter.
•	CARBO’s resin-coated sand (“RCS”) proppant capacity expansion at New Iberia Line 2 remains on schedule for completion before year-end. CARBO’s resin-coated suite of products, CARBOBOND® LITE® and CARBOBOND® RCS, continue to exhibit solid growth and have captured an even larger amount of clients.
•	Once completed, the two lines (Toomsboro Line 4 and New Iberia Line 2) will increase CARBO’s total annual proppant manufacturing capacity to 2.1 billion pounds (1.75 billion — Ceramic; 0.35 billion — RCS).
•	Falcon TechnologiesTM continues to see broad acceptance of its Surface Mounted Containment systems in Pennsylvania (Marcellus). This solution fits an environmental need of clients and adapts easily into well manufacturing work streams.
•	StrataGen® Engineering has recently completed work on two Data and Neural AnalysisSM (DANA) projects for use in the Bakken and Eagle Ford Shale plays. These data driven models allow operators to establish production benchmarks over a range of reservoir quality in these plays and help drive completion optimization through multi-variant scenario analysis.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “We see industry activity remaining at healthy levels for the remainder of the year. For the third quarter, we expect proppant sales volumes to closely match our current productive capacity.”
“With respect to our ceramic proppant capacity, we are pleased to announce that construction on Line 4 at Toomsboro is tracking ahead of schedule. We now expect completion near the beginning of the fourth quarter. Once completed, Line 4 will add 250 million pounds of ceramic capacity per year — increasing our total ceramic proppant capacity to 1.75 billion pounds per year.”
“We have identified and secured purchase contracts for land that could be used for a future ceramic capacity expansion. Pending completion of survey and other customary due diligence, we plan to move forward with the purchase of the property. While any future expansion of the ceramic proppant business would require various approvals, including environmental permits, our preliminary analysis shows that this new location could potentially support a plant with an initial capacity of up to 500 million pounds annually. Although we are still early in the process, we believe production at the new plant could commence before the end of 2013, if needed permits and approvals are obtained in a timely manner.”
Mr. Kolstad continued, “Regarding our resin-coating capacity, Line 2 in New Iberia remains on schedule for completion before the end of this year. Once completed, this facility will be able to produce up to 350 million pounds of RCS on an annual basis. As previously announced, our new RCS plant in Marshfield, Wisconsin is scheduled for completion by the end of 2012, with a designed initial capacity of 600 million pounds annually. To supply these plants with substrate, we have secured multiple years of northern white sand reserves. These reserves will provide high-quality sand to our New Iberia and Marshfield resin-coating operations. Similar to our raw material strategy for our ceramic proppant business, we expect to grow our sand reserves over time. The purchase of these sand reserves will assist us in producing, CARBOBOND® RCS, a premium, high conductivity resin-coated sand.”
“Falcon TechnologiesTM, is currently in-line with our forecasted revenue growth projections for 2011. We remain excited about Falcon’s potential growth over the next several years and the reduction of the environmental risks that Falcon’s products and services achieve for our clients,” Mr. Kolstad concluded.

CARBO Ceramics 2011 Second Quarter Earnings Release
July 28, 2011

As previously announced, a conference call to discuss the Company’s second quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 1-877-883-0383 at least 10 minutes before the start time and reference conference number 7710332. Canada-based callers should dial 1-877-885-0477, and international callers outside of North America should dial 1-412-902-6506. The conference call also can be accessed by visiting the company’s website, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
-tables follow-

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$149,669	$111,532	$300,499	$234,981
Cost of sales	87,551	70,291	176,325	151,175

Gross profit	62,118	41,241	124,174	83,806
Selling, general & administrative expenses	15,845	12,050	30,132	25,685
Start-up costs	—	384	—	519
(Gain) loss on disposal or impairment of assets	(30)	8	1,649	11

Operating profit	46,303	28,799	92,393	57,591
Interest income, net	56	41	100	74
Foreign currency exchange (loss) gain, net	(126)	(23)	(314)	13
Other expense, net	(53)	(93)	(130)	(216)

Income before income taxes	46,180	28,724	92,049	57,462
Income taxes	16,236	9,990	31,941	19,736

Net income	$29,944	$18,734	$60,108	$37,726

Earnings per share:
Basic	$1.29	$0.81	$2.60	$1.63

Diluted	$1.29	$0.81	$2.60	$1.63

Average shares outstanding:
Basic	23,027	22,971	23,021	22,969

Diluted	23,028	22,979	23,022	22,978

Depreciation and amortization	$8,307	$6,596	$16,487	$13,330

Selected Balance Sheet Information

	June 30,	December 31,
	2011	2010
	(In thousands)
Assets
Cash and cash equivalents	$53,250	$46,656
Other current assets	225,705	190,999
Property, plant and equipment, net	362,279	338,483
Intangible and other assets, net	9,180	10,380
Total assets	662,578	599,571

Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$113
Other current liabilities	51,927	51,134
Deferred income taxes	30,543	26,345
Shareholders’ equity	580,108	521,979

Total liabilities and shareholders’ equity	$662,578	$599,571